Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES 3rd QUARTER 2015 EARNINGS

OAKLAND, MARYLAND—November 10, 2015: First United Corporation (NASDAQ: FUNC), a bank holding company and the parent company of First United Bank & Trust, announces consolidated net income available to common shareholders of $2.5 million for the first nine months of 2015, compared to $2.0 million for the same period of 2014. Basic and diluted net income per common share for the first nine months of 2015 was $.39, compared to basic and diluted net income per common share of $.32 for the same period of 2014. The increase in earnings was due to an increase in net interest income of $.2 million, a decrease of $1.0 million in provision expense, and a decline of other operating expenses of $.2 million offset by a decline of $.5 million in other operating income. The net interest margin for the first nine months of 2015, the year ended December 31, 2014 and the first nine months of 2014, on a fully tax equivalent (“FTE”) basis, was 3.07%, 3.00% and 3.02%, respectively. Deferred interest income recorded on the investment portfolio contributed to the increase in the net interest margin for the first nine months of 2015 when compared to the margin recorded for the year ended December 31, 2014.

Consolidated net income available to common shareholders was $1.3 million, or $.20 per common share, for the third quarter of 2015, compared to $.7 million, or $.10 per common share, for the same period of 2014. The increase in earnings for the third quarter of 2015 when compared to the third quarter of 2014 resulted from an increase in net interest income of $.4 million due to reduced interest expense relating to the payments of long-term debt, reduced provision expense, an increase of $.2 million in other operating income and a reduction in other operating expenses of $.2 million. The net interest margin for the third quarter of 2015, on a FTE basis, increased to 3.13% from 2.96% for the same period of 2014.

On October 30, 2015, First United Corporation and the Bank (collectively, “First United”) were notified by the Financial Industry Regulatory Authority (“FINRA”) that a FINRA arbitration panel had awarded $11.5 million in compensatory damages to First United in a proceeding that First United brought against FTN Financial Securities Corp. (“FTN”) and two of its representatives.  First United alleged, among other things, that, in recommending and selling certain trust preferred securities to First United, FTN committed fraud, breached its fiduciary duty to First United, breached its contract with First United and violated rules concerning suitability and other regulatory standards. FTN paid the $11.5 million award amount to First United on November 5, 2015. William B. Grant, Chairman of the Board and Chief Executive Officer stated, “We are very pleased with the outcome of the arbitration hearing. This award is a recovery of previous losses incurred on our investment portfolio. It is gratifying to recover this capital for our shareholders.”

Financial Highlights Comparing the Three and Nine Months Ended September 30, 2015 and 2014:

•	The provision for loan losses decreased to $.6 million for the nine months ended September 30, 2015 from the $1.6 million recorded for the nine months ended September 30, 2014. The decrease was driven by lower net charge-offs.

•	Other operating income increased $.2 million during the third quarter of 2015 when compared to the same period of 2014. The increase was attributable to increases in trust department and brokerage income, debit card income and Bank Owned Life Insurance.

•	Operating expenses decreased $.2 million in the third quarter of 2015 when compared to the same period of 2014. This decrease was due to decreases in other real estate owned (“OREO”) expenses relating to a reduction in valuation allowances and a gain booked on the sale of a hotel property and decreases in other miscellaneous expenses. These decreases were offset by a $.5 million increase in salaries and benefits due primarily to increased pension costs and health care costs.

Grant further commented, “It is very encouraging to see the loan activity increasing in both the mortgage and commercial lending areas. Loan growth is an indication that the economy and borrower confidence have improved in our local market areas. The lower provision expense is also indicative of the higher quality of our loan portfolio and recoveries from past charged off loans. As we shift cash from our investment portfolio to the loan portfolio, we will see an improved net interest margin. Also contributing to the increased margin is the lower interest expense resulting from the retail efforts to shift our deposit portfolio to lower cost core funds.”

Balance Sheet Overview

When compared to December 31, 2014, total assets at September 30, 2015 remained stable at $1.3 billion. During the first nine months of 2015, cash and interest-bearing deposits in other banks increased $29.3 million, the investment portfolio decreased $38.3 million, Bank Owned Life Insurance increased $6.4 million, due primarily to new general account contracts purchased in the second quarter, and gross loans increased $3.1 million. Total liabilities decreased by $17.6 million during the first nine months of 2015 due primarily to reductions of $1.3 million in short-term borrowings and $35.1 million in long-term borrowings due to the repayment of $5.0 million in junior subordinated debentures issued by First United Corporation that matured in March of 2015 and the repayment of an FHLB advance of $30.0 million that matured in July of 2015. The decline was offset by an increase of $15.0 million in total deposits. Comparing September 30, 2015 to December 31, 2014, shareholders’ equity increased $5.6 million as a result of the $2.5 million in earnings recorded for the first nine months of 2015 and a $3.0 million decrease in accumulated other comprehensive loss.

At September 30, 2015, the total amortized cost basis of the available-for-sale investment portfolio was $187.6 million, compared to a fair value of $185.5 million. Unrealized gains and losses on securities available-for-sale are reflected in accumulated other comprehensive loss, a component of shareholders’ equity. The amortized cost basis of the held to maturity portfolio was $106.7 million compared to a fair value of $108.7 million.

Comparing September 30, 2015 to December 31, 2014, outstanding loans increased by $3.1 million (.37%). Commercial real estate (“CRE”) loans increased $9.9 million, acquisition and development (“A&D”) loans decreased $.5 million, commercial and industrial (“C&I”) loans decreased $18.5 million, residential mortgages increased by $11.3 million, and the consumer portfolio increased by $.9 million. Approximately 43% and 44% of the commercial loan portfolio was collateralized by real estate at September 30, 2015 and December 31, 2014, respectively.

Total deposits increased $15.0 million during the first nine months of 2015 when compared to deposits at December 31, 2014. With the continued focus of our retail staff to change the mix of the deposit portfolio, we have seen increases in core deposits and reductions in certificates of deposit. Non-interest bearing deposits increased $13.8 million. Traditional savings accounts increased $10.3 million due to continued growth in our Prime Saver product. Total demand deposits increased $29.2 million and total money market accounts decreased $12.0 million. Time deposits less than $100,000 declined $12.0 million and time deposits greater than $100,000 decreased $14.3 million.

Comparing September 30, 2015 to December 31, 2014, shareholders’ equity increased $5.6 million as a result of the $2.5 million in earnings recorded for the first nine months of 2015 and a $3.0 million decrease in accumulated other comprehensive loss.

The book value of the Corporation’s common stock was $13.52 per share at September 30, 2015, compared to $12.68 per share at December 31, 2014.

At September 30, 2015, there were approximately 6,254,620 outstanding shares of the Corporation’s common stock and 30,000 outstanding shares of the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A.

Net-Interest Income (Tax-Equivalent Basis)

Net interest income, on an FTE basis, increased $.1 million (.26%) during the first nine months of 2015 over the same period in 2014 due to a $1.0 million (11.67%) decrease in interest expense, which was partially offset by a $.9 million (2.50%) decrease in interest income. The net interest margin in the first nine months of 2015 was 3.07%, compared to 3.02% for the first nine months of 2014.

Comparing the first nine months of 2015 to the same period of 2014, the decline in interest income was due to a $14.5 million decrease in average earning asset balances as well as a five basis point reduction in the rates. The rate decline was due to the loan portfolio repricing and new loans booked at lower rates. The decrease in average earning assets was due to a $22.7 million reduction in investment securities and a $12.1 million decrease in fed funds sold, offset by a $24.3 million increase in loans.

Interest expense decreased during the first nine months of 2015 when compared to the same period of 2014 due to an overall reduction in the average rate paid on interest-bearing liabilities and a decrease of $25.6 million on our average interest-bearing liabilities. The effect on the average rate paid was a 10 basis point decrease from 1.08% for the nine months ended September 30, 2014 to .98% for the same period of 2015.

Net interest income, on an FTE basis, increased $.3 million during the third quarter of 2015 over the same period in 2014 due to a decrease of $.4 million (15.76%) in interest expense, offset by a $.1 million (.67%) decrease in interest income. The decrease in interest expense was primarily due to the decrease in the average balance of long-term borrowings relating to the repayments of junior subordinated debentures and a FHLB advance. The net interest margin for the third quarter of 2015 increased to 3.13% from 2.96% for the three months ended September 30, 2014.

Interest expense decreased during the third quarter of 2015 when compared to the same period of 2014 due to a $34.8 million reduction in average interest-bearing liabilities. The overall effect was a 13 basis point decrease in the average rate paid on our average interest-bearing liabilities, from 1.04% for the three months ended September 30, 2014 to .91% for the same period of 2015.

Asset Quality

The allowance for loan losses (“ALL”) increased to $12.2 million at September 30, 2015, from $12.1 million at December 31, 2014. The provision for loan losses decreased to $.6 million for the first nine months of 2015 compared to $1.6 million for the same period of 2014. Net charge-offs decreased to $.5 million for the nine months ended September 30, 2015, compared to $3.2 million for the nine months ended September 30, 2014. The ratio of the ALL to loans outstanding at September 30, 2015 was 1.45% compared to 1.44% at December 31, 2014.

The ratio of net charge-offs to average loans for the nine months ended September 30, 2015 was an annualized .08%, compared to an annualized .52% for the same period in 2014 and .49% for the year ended December 31, 2014. The CRE portfolio had an annualized net charge-off rate as of September 30, 2015 of .12% compared to an annualized net charge-off rate of .18% as of December 31, 2014. The annualized net charge-off rate for A&D loans as of September 30, 2015 was .21% compared to an annualized net charge-off rate of 2.46% as of December 31, 2014. The ratio for C&I loans improved to a net recovery rate of .04% as of September 30, 2015 compared to a net charge-off rate of .31% as of December 31, 2014. The residential mortgage ratios were a net charge-off rate of .01% as of September 30, 2015 and a net charge-off rate of .17% as of December 31, 2014, and the consumer loan ratios were net charge-off rates of .45% and .71% as of September 30, 2015 and December 31, 2014, respectively.

Accruing loans past due 30 days or more decreased to .57% of the loan portfolio at September 30, 2015, compared to 1.62% at December 31, 2014. The decrease for the first nine months of 2015 was primarily due to a decrease of $7.8 million in past-due accruing residential mortgage term loans.

Non-accrual loans totaled $11.8 million at September 30, 2015, compared to $11.6 million at December 31, 2014. Non-accrual loans which have been subject to a partial charge-off totaled $5.1 million at September 30, 2015, compared to $4.6 million at December 31, 2014.

Non-Interest Income and Non-Interest Expense

Other operating income, exclusive of gains, increased $.5 million during the first nine months of 2015 when compared to the same period of 2014. This increase was attributable to increases in trust and brokerage income and earnings on Bank Owned Life Insurance due to new purchases of general account contracts during the second quarter of 2015.

Net gains of $.1 million were reported in other income in the first nine months of 2015, compared to net gains of $1.1 million during the same period of 2014. The decrease resulted from a reduction in gains on sales of investment securities held-for-trading relating to four CDOs that had been written down through impairment charges in prior years.

Other operating income, exclusive of gains, increased $.3 million during the third quarter of 2015 when compared to the same period of 2014. We saw increases in trust and brokerage income, debit card income and earnings on Bank Owned Life Insurance due to new purchases of general account contracts during the second quarter of 2015.

Net gains of $.1 million were reported in other income in the third quarter of 2015, compared to net gains of $.2 million during the same period of 2014.

Operating expenses decreased $.2 million in the first nine months of 2015 when compared to the same period of 2014. This was due to a $1.2 million decrease in OREO expenses primarily due to a reduction in valuation allowances and a gain booked on the sale of a hotel property in the third quarter of 2015, offset by a $1.1 million increase in salaries and employee benefits due to increased costs related to the administration of the pension plan and health care costs.

Operating expenses decreased $.2 million in the third quarter of 2015 when compared to the same period of 2014. This decrease was due to decreases in OREO expenses relating to a reduction in valuation allowances and a gain booked on the sale of a hotel property and decreases in other miscellaneous expenses. These decreases were offset by a $.5 million increase in salaries and benefits due primarily to increased pension costs and health care costs.

ABOUT FIRST UNITED CORPORATION

First United Corporation is the parent company of First United Bank & Trust, a Maryland trust company, and three statutory trusts that were used as financing vehicles. The Bank has three wholly-owned subsidiaries: OakFirst Loan Center, Inc., a West Virginia finance company; OakFirst Loan Center, LLC, a Maryland finance company, and First OREO Trust, a Maryland statutory trust formed for the purposes of servicing and disposing of the real estate that the Bank acquires through foreclosure or by deed in lieu of foreclosure. The Bank also owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership; a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland. The Corporation’s website is www.mybank4.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled “Risk Factors”.

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol :  FUNC

(Dollars in thousands, except per share data)

			Three Months Ended		Nine Months Ended
			unaudited		unaudited
	30-Sep	30-Sep	30-Jun	31-Mar	30-Sep	30-Sep
	2015	2014	2015	2015	2015	2014
EARNINGS SUMMARY
Interest income	$11,461	$11,497	$11,268	$11,423	$34,152	$34,918
Interest expense	$2,251	$2,672	$2,493	$2,529	$7,273	$8,234
Net interest income	$9,210	$8,825	$8,775	$8,894	$26,879	$26,684
Provision for loan losses	$500	$688	$52	$74	$626	$1,629
Other Operating Income	$3,447	$3,168	$3,264	$3,140	$9,851	$9,304
Net Gains/Losses- other	$95	$166	$102	$(97)	$100	$1,127
Other Operating Expense	$9,710	$9,908	$10,616	$10,036	$30,362	$30,573
Income before taxes	$2,542	$1,563	$1,473	$1,827	$5,842	$4,913
Income tax expense	$594	$223	$298	$459	$1,351	$975
Net income	$1,948	$1,340	$1,175	$1,368	$4,491	$3,938
Accumulated preferred stock dividends and
discount accretion	$675	$675	$675	$675	$2,025	$1,925
Net income available
to common shareholders	$1,273	$665	$500	$693	$2,466	$2,013

			Three Months Ended
			unaudited
	30-Sep	30-Sep	30-Jun	31-Mar
	2015	2014	2015	2015
PER COMMON SHARE
Basic/ Diluted Net Income Per Common Share	$0.20	$0.10	$0.08	$0.11

Book value	$13.52	$13.21	$13.29	$13.16
Closing market value	$8.20	$7.93	$8.66	$9.14
Market Range:
High	$8.83	$8.99	$9.46	$9.50
Low	$8.01	$7.63	$8.36	$8.21

Common shares outstanding at period end	6,254,620	6,228,366	6,254,620	6,236,802

PERFORMANCE RATIOS (Period End, annualized)
Return on average assets	0.45%	0.39%	0.38%	0.41%
Return on average shareholders' equity	5.34%	4.79%	4.60%	5.01%
Net interest margin	3.07%	3.02%	3.00%	3.07%
Efficiency ratio	81.00%	80.00%	84.00%	81.90%

PERIOD END BALANCES	30-Sep	31-Dec	30-Sep
	2015	2014	2014

Assets	$1,320,315	$1,332,296	$1,331,916
Earning assets	$1,197,798	$1,173,913	$1,158,401
Gross loans	$843,092	$839,991	$824,925
Commercial Real Estate	$265,933	$256,064	$253,087
Acquisition and Development	$98,756	$99,301	$96,986
Commercial and Industrial	$74,780	$93,255	$89,358
Residential Mortgage	$378,947	$367,641	$361,365
Consumer	$24,676	$23,730	$24,129
Investment securities	$292,251	$330,566	$329,796
Total deposits	$996,341	$981,323	$973,033
Noninterest bearing	$214,975	$201,188	$197,612
Interest bearing	$781,366	$780,135	$775,421
Shareholders' equity	$114,592	$108,999	$112,270

CAPITAL RATIOS	30-Sep	31-Dec	30-Sep
	2015	2014	2014
Period end capital
Tier 1 to risk weighted assets	13.64%	14.23%	14.06%
Common Equity Tier 1 to risk weighted assets	9.00%	N/A	N/A
Tier 1 Leverage	10.54%	11.29%	14.06%
Total risk based capital	15.84%	15.40%	15.43%

ASSET QUALITY
Net charge-offs for the quarter	$97	$887	$1,083
Nonperforming assets: (Period End)

Nonaccrual loans	$11,776	$11,551	$13,913
Loans 90 days past due
and accruing	$657	$529	$1,355
Total nonperforming loans
and 90 days past due loans	$12,433	$12,080	$15,268

Restructured loans	$17,857	$13,684	$15,380
Other real estate owned	$7,477	$12,932	$11,588

Allowance for loan losses
to gross loans, at period end	1.45%	1.44%	1.46%
Nonperforming and 90 day past-due loans
to total loans, at period end	1.47%	1.85%	1.85%
Nonperforming loans and 90 day past-due
loans to total assets, at period end	0.94%	0.91%	1.15%